Exhibit 4.6

                            HARMON ASSOC., CORP.
                            PROFIT SHARING PLAN

           (Amended and Restated Effective as of January 1, 1995)


                            TABLE OF CONTENTS



Article                                                                PAGE

I       NAME AND PURPOSES                                                 1

II      DEFINITIONS                                                       2

III     ELIGIBILITY AND PARTICIPATION                                    20

IV      TRUST FUND AND CONTRIBUTIONS                                     22

V       PARTICIPANT DEFERRED WAGE CONTRIBUTIONS                          24

VI      ALLOCATIONS TO PARTICIPANTS' ACCOUNTS                            29

VII     VESTING                                                          32

VIII    PAYMENT OF BENEFITS                                              34

IX      SURVIVOR ANNUITY REQUIREMENTS                                    44

X       TOP-HEAVY PLAN RULES                                             49

XI      INVESTMENT ADVISORY BOARD                                        53

XII     MERGER OF COMPANY, MERGER OF PLAN                                57

XIII    TERMINATION AND DISCONTINUANCE OF CONTRIBUTIONS                  58

XIV     APPLICATION FOR BENEFITS                                         59

XV      LIMITATIONS ON CONTRIBUTIONS                                     61

XVI     RESTRICTION ON ALIENATION                                        66

XVII    AMENDMENTS                                                       69

XVIII   MISCELLANEOUS MATTERS                                            70



                               ARTICLE I
                           NAME AND PURPOSES

1.1  Name and Purposes.

          (a) The plan provided hereunder shall be known as the Harmon Assoc., Corp. Profit Sharing Plan ("Plan").

          (b) The Plan is the result of the merger of the Harmon Assoc., Corp. Profit Sharing Plan and the Harco Trucking Corp. Profit Sharing Plan, which became effective December 31, 1989.

          (c) The Plan, which is intended to constitute a tax qualified profit sharing plan that contains a cash or deferred arrangement under Code Section 401(k), shall be maintained and administered for the exclusive benefit of Participants and their Beneficiaries.


                            ARTICLE II
                            DEFINITIONS

     Whenever capitalized in the text, the following terms shall have the meaning set forth below.

2.1 Account. "Account" or "Accounts" shall mean the Company Contribution Account, the Deferred Wage Contribution Account (if applicable), the Voluntary Contribution Account (if applicable), the Rollover Contribution Account (if applicable), and the Pension Plan Transfer Account (if applicable) maintained for each Participant.

2.2  Affiliated Company.  "Affiliated Company" shall mean:

          (a) Any corporation that is included in a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which group the Company is also a member;

          (b) Any trade or business that is under common control with the Company within the meaning of Section 414(c) of the Code; and

          (c) Any service organization that is included in an affiliated service group, within the meaning of Section 414(m) of the Code, of which affiliated service group the Company is also a member.

     For purposes of applying the limitations of Article XV, whether or not an entity is an Affiliated Company shall be determined by applying the percentage modifications contained in Code Section 415(h).

2.3  Aggregation Group.

          (a)  "Aggregation Group" means--

                    (i) Each plan of the Company or an Affiliated Company in which a Key Employee is or was a Participant during the Testing Period (regardless of whether the plan has been terminated), and

                   (ii) Each other plan of the Company or an Affiliated Company which enables any plan described in Subparagraph (i) to meet the requirements of Code Sections 401(a)(4) or 410.

          (b) Any plan not required to be included in an Aggregation Group under the rules of Paragraph (a) may be treated as being part of the group if the group would continue to meet the requirements of Code Sections 401(a)(4) and 410 with the plan being taken into account.

          (c) Each plan maintained by the Company or an Affiliated Company required to be included in an Aggregation Group shall be treated as a Top-Heavy Plan if the Aggregation Group is a Top-Heavy Group.

2.4  Annual Additions.

          (a)  "Annual Additions" shall include, for any Limitation Year--

                    (i) The amount credited to a Participant's Accounts from Company Contributions (including Deferred Wage Contributions and Fail-Safe Contributions), plus

                   (ii)  The Participant's Voluntary Contributions,

                  (iii)  Forfeitures, and

                   (iv) Any amounts allocated to an account established under a funded welfare benefit plan or a defined benefit plan to provide medical benefits with respect to the Participant after retirement.

          (b) The following amounts shall not be considered part of the Participant's Annual Additions:

                    (i)  Rollover Contributions;

                   (ii)  Repayments of loans; and

                  (iii) Any recontributions (of prior distributions) made pursuant to Section 8.8.

2.5  Average Deferral Percentage.

          (a) The "Average Deferral Percentage" for the Highly Compensated Employees and for all other Covered Employees is the average of the ratios, calculated separately for each Employee in the group, of the amount of his Deferred Wage Contributions (including any Fail-Safe Contributions made on his behalf) to the amount of his Compensation.

                    (i) In the case of an Employee who does not defer anything under the Plan, his deferral percentage shall be zero percent (0%).

                   (ii) The Average Deferral Percentage for each group shall be calculated to the nearest one-hundredth percent of compensation.

                  (iii) The computation of the Average Deferral Percentage in the case of Family Members shall be done in accordance with the regulations under Code Section 401(k).

          (b) If the Plan is treated as a single plan for purposes of satisfying the requirements of Code Sections 401(a)(4) and 410 along with another plan that contains a cash or deferred arrangement, all of the cash or deferred arrangements shall be treated as a single arrangement.

          (c) If a Highly Compensated Employee is also a participant in one or more other cash or deferred arrangements maintained by the Company, all such arrangements shall be treated as a single arrangement.

          (d) For purposes of this Section 2.5, a Participant's Compensation shall be determined in accordance with the rules of Code Section 414(s). For Plan Years beginning after December 31, 1989, a Participant's Compensation shall be the amount he receives during the entire Plan Year, regardless of whether or not he was a Participant for the entire Plan Year.

2.6  Beneficiary.  "Beneficiary" shall mean the person designated in
     Article VIII to receive the Vested Interest of a deceased Participant.

2.7 Board of Directors. "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

2.8  Break in Service.

          (a) "Break in Service" shall mean a Computation Period in which the Employee does not complete more than five hundred (500) Hours of Service. In the event of a Plan Year of less than twelve (12) months, the five hundred (500) hour requirement shall be reduced by multiplying it by a fraction--

                    (i) The numerator of which is the number of months in that Plan Year (rounded to the nearest month), and

                   (ii)  The denominator of which is twelve (12).

          (b) An Employee described in Paragraph (c) below shall be credited with the Hours of Service calculated in accordance with Paragraphs (d) and (e) below.

          (c) The provisions of Paragraphs (d) and (e) shall apply with respect to an Employee who is absent from work without pay for any period--

                    (i)  By reason of the pregnancy of the Employee,

                   (ii)  By reason of the birth of a child of the Employee,

                  (iii) By reason of the placement of a child with the Employee in connection with the adoption of the child by the Employee, or

                   (iv) For purposes of caring for the child for a period beginning immediately following the birth or placement.

          (d) The number of Hours of Service to which an Employee described in Paragraph (c) shall be credited with shall be--

                    (i) The number which otherwise would normally have been credited to the Employee but for the absence, or

                   (ii) If the number described in Subparagraph (i) above is not capable of being determined, eight (8) Hours of Service per day of the absence.

     However, the total number of hours treated as Hours of Service under this Paragraph (d) shall not exceed five hundred one (501). Furthermore, these Hours of Service shall be taken into account solely for the purpose of determining whether or not the Employee has incurred a Break in Service.

          (e) The Hours described in Paragraph (d) shall be credited to the Computation Period--

                    (i) In which the absence from work begins, if the Employee would be prevented from incurring a Break in Service in that Computation Period solely because the period of absence is treated as Hours of Service under this Section 2.8, or

                   (ii) In any other case, in the immediately following Computation Period.

          (f) The above provisions of this Section 2.8 shall not apply unless the Employee provides such timely information as the Investment Advisory Board may reasonably require to establish that--

                    (i)  The absence is for reasons described in
          Paragraph (c), and

                   (ii)  The number of days for which there was an absence.

2.9  Code.  "Code" shall mean the Internal Revenue Code of 1986.

2.10 Company. "Company" shall mean Harmon Assoc., Corp., Harco Trucking Corp., and any Affiliated Companies of either corporation (or similar entities) which may be included within the coverage of the Plan with the consent of the Board of Directors.

2.11 Company Contributions. "Company Contributions" shall mean all amounts paid by the Company into the Trust Fund. Except where the context indicates to the contrary, Company Contributions shall not include Deferred Wage Contributions and Fail-Safe Contributions.

2.12 Company Contribution Account. The "Company Contribution Account" of a Participant shall mean his individual account in the Trust Fund in which are held his allocated share of Company Contributions, Forfeitures, and the earnings thereon.

2.13 Compensation.

          (a) A Participant's "Compensation" shall mean the total compensation paid to the participant for services rendered to the Company during a calendar year, including overtime, holiday pay, sick days, salary continuation, vacation pay, goodwill and discretionary bonuses, and sales incentive compensation, but excluding short-term disability benefits and all special or unusual compensation of any kind.

          (b) Except as otherwise expressly provided in this Plan to the contrary, the term "Compensation" shall include those amounts which represent Deferred Wage Contributions.

          (c) For Plan Years beginning after December 31,1993, in no event will the amount of Compensation taken into account on behalf of any Participant exceed one hundred fifty thousand dollars ($150,000), as adjusted from time to time by the Secretary of Treasury pursuant to Code Section 401(a)(17) and the regulations thereunder.

2.14 Computation Period.

          (a) "Computation Period" is the relevant twelve (12) consecutive month period for determining whether the Employee is to be credited with a Year of Service or a Break in Service.

          (b) For purposes of determining eligibility to participate, an Employee's initial Computation Period shall be the twelve (12) consecutive month period which begins on the Employee's Employment Commencement Date.

                    (i) The Employee's second Computation Period shall be the Plan Year that includes the first anniversary of his Employment Commencement Date.

                   (ii) The third and all subsequent Computation Periods shall also be the Plan Year.

          (c) For purposes of determining vesting, each Employee's Computation Period shall be the Plan Year.

2.15 Covered Employees. "Covered Employees" means those Employees who have satisfied all of the requirements for eligibility to participate in the Plan and are not otherwise precluded from participating in the Plan.

2.16 Deferred Wage Contributions. "Deferred Wage Contributions" shall mean the pretax contributions made by Participants pursuant to an election made under the provisions of Article V.

2.17 Deferred Wage Contribution Account. "Deferred Wage Contribution Account" of a Participant shall mean his individual account in the Trust Fund in which are held his Deferred Wage Contributions, any Fail-Safe Contributions made on his behalf, and the earnings thereon.

2.18 Determination Date. "Determination Date" means, with respect to any Plan Year, the last day of the preceding Plan Year. In the case of the first Plan Year, "Determination Date" shall mean the last day of that Plan Year.

2.19 Disability.

          (a) An individual is disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (b) No Participant shall be deemed to have incurred a Disability as a result of an injury or illness incurred as a result of:

                    (i)  The commission of a felony;

                   (ii)  Intentionally self-inflicted injury; or

                  (iii)  Alcoholism or substance abuse.

2.20 Effective Date.  The original "Effective Date" of the Plan was
     January 1, 1971. Except as otherwise noted herein, the Effective Date of this restatement of the Plan is January 1, 1995.

2.21 Employee. "Employee" shall mean each person qualifying as a common law employee of the Company or an Affiliated Company.

2.22 Employment Commencement Date.

          (a) The term "Employment Commencement Date" shall mean the date on which an Employee first performs an Hour of Service.

          (b) Unless the Company shall expressly determine otherwise, and except as is expressly provided otherwise in this Plan, an Employee shall not, for purposes of determining his Employment Commencement Date, be deemed to have commenced employment with an Affiliated Company prior to the effective date on which the entity became an Affiliated Company within the meaning of Section 2.2.

2.23 Entry Date. "Entry Date" shall mean the first day on which an Employee who has satisfied the participation eligibility requirements of
     Section 3.1 shall commence participation in this Plan.

2.24 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

2.25 Fail-Safe Contributions. "Fail-Safe Contributions" shall mean those Company Contributions made pursuant to Section 5.7 that are designed to insure compliance with the Average Deferral Percentage Tests of
     Section 5.3.

2.26 Family Member. If any individual is a member of the family of a Five Percent Owner or of a Highly Compensated Employee in the group consisting of the ten (10) Highly Compensated Employees paid the greatest compensation during the year, then for purposes of applying the various nondiscrimination rules applicable to this Plan--

          (a) The individual ("Family Member") shall not be considered a separate Employee, and

          (b) Any compensation paid to the Family Member (and any applicable contribution or benefit on behalf of the Family Member) shall be treated as if it were paid to (or on behalf of) the Five Percent Owner or Highly Compensated Employee.

     For purposes of this Section 2.26, "family" means the Employee's Spouse, lineal ascendants and descendants, and the spouses of the lineal ascendants and descendants.

2.27 Five Percent Owner.

          (a) "Five Percent Owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the--

                    (i) Outstanding stock of the Company or an Affiliated Company, or

                   (ii) The total combined voting power of all stock of the Company or an Affiliated Company.

          (b) The rules of Subsections (b), (c), and (m) of Code Section 414 shall not apply for purposes of applying these ownership rules. Thus, this ownership test shall be applied separately with respect to the Company and every Affiliated Company.

          (c) The constructive ownership rules of Code Section 318(a)(2)(C) shall be applied by substituting "five percent (5%)" for "fifty percent (50%)" where it appears therein.

          (d) For purposes of this Section 2.27, if an Employee's ownership interest varies during a Plan Year, his ownership interest shall be the largest interest owned at any time during the year.

2.28 Forfeiture. "Forfeiture" means the nonvested portion of a Participant's Company Contribution Account that is forfeited as of the earlier of (i) the date of the distribution of his Vested Interest or (ii) the date on which he incurs five (5) consecutive Breaks in Service.

2.29 Highly Compensated Employee.

          (a) "Highly Compensated Employee" means any Employee who, during the year or the preceding year--

                    (i)  Was at any time a Five Percent Owner,

                   (ii) Received compensation from the Company and all Affiliated Companies in excess of seventy-five thousand dollars ($75,000), as indexed for inflation,

                  (iii) Received compensation from the Company and all Affiliated Companies in excess of fifty thousand dollars ($50,000), as indexed for inflation, and was in the top twenty percent (20%) of all Employees when ranked on the basis of compensation paid during the year ("Top-Paid Group"). For this purpose, all of an Employee's Compensation shall be taken into account, even though some of it may exceed two hundred thousand dollars ($200,000), or

                  (iv) Was at any time an Officer of the Company or any Affiliated Company.

          (b) In the case of the year for which the relevant determination is being made, an Employee described in Subparagraphs (ii), (iii), or (iv) of Paragraph (a) above shall not be treated as described therein unless the Employee is a member of the group consisting of the one hundred (100) Employees paid the greatest compensation during the year for which the determination is being made.

          (c) For purposes of this Section 2.29, the amount of an Employee's compensation shall be determined in accordance with Code
     Section 414(q)(7), which includes his Deferred Wage Contributions and his pre-tax contributions to a cafeteria plan under Code Section 125.

          (d) For purposes of determining the number of Employees in the Top-Paid Group (described in Paragraph (a)(iii) above), the following Employees shall be excluded--

                    (i) Employees who have not completed six (6) months of service,

                   (ii) Employees who normally work less than seventeen and one-half (17-1/2) hours per week,

                  (iii) Employees who normally work during not more than six (6) months during any year,

                   (iv)  Employees who have not attained age
          twenty-one (21),

                    (v) Except to the extent provided in regulations, Employees who are included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and the Company, and

                    (vi) Employees who are nonresident aliens and who receive no earned income (within the meaning of Section 911(d)(2) of the Code) from the Company and all Affiliated Companies which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code).

          (f) A former Employee shall be treated as a Highly Compensated Employee if--

                    (i) He was a Highly Compensated Employee when he separated from service, or

                    (ii) He was a Highly Compensated Employee at any time after attaining age fifty-five (55).

2.30 Hour of Service.

          (a) "Hour of Service" of an Employee shall mean each hour for which he is paid or is entitled to payment by the Company or an Affiliated
     Company:

                    (i)  For the performance of services as an Employee;

                    (ii) Which is attributable to a period of time during which he performs no duties (irrespective of whether or not his employment has been terminated) due to a vacation, holiday, illness, incapacity (including pregnancy or Disability), layoff, jury duty, military duty, or a leave of absence.

                            (A) However, no such hours shall be credited to an Employee if the Employee is directly or indirectly paid or entitled to payment for the hours and the payment or entitlement--

                                        (I)  Is made or due under a plan
                              maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation, disability insurance laws, or

                                        (II)  Is a payment which solely
                              reimburses the Employee for his medical or medically-related expenses; or

                    (iii) For which he is entitled to back pay, irrespective of mitigation of damages, whether awarded or agreed to by the Company or an Affiliated Company, provided that he has not previously been credited with an Hour of Service with respect to that hour under Subparagraph (i) or (ii) above.

     Notwithstanding the foregoing, no Employee shall be entitled to credit for more than five hundred and one (501) Hours of Service for any single continuous period during which he performs no duties, whether or not the period occurs in a single Computation Period.

          (b)  All Hours of Service determined under the rules of Paragraph
     (a) shall be credited to the Computation Period in which the payment is actually made, determined in accordance with rules prescribed by the Investment Advisory Board. The provisions of this Paragraph (b) shall be applied in a manner consistent with the provisions of Department of Labor Regulation Section 2530.200b-2.

          (c) Unless the Investment Advisory Board shall expressly determine otherwise, and except as may be expressly provided otherwise in this Plan, an Employee shall not receive credit for his Hours of Service completed with an Affiliated Company prior to the effective date on which the entity became an Affiliated Company.

          (d) Notwithstanding the above rules, the Investment Advisory Board may specify the use of one or more equivalencies specified below. However, in the event that different equivalencies are used for different classifications of Employees, the manner in which they are applied must not discriminate in favor of Highly Compensated Employees, and the equivalencies must be applied on a uniform basis to the Employees in each class. The permitted equivalencies are as follows:

                    (i) Ten (10) Hours of Service for each day during which the Employee completes at least one (1) Hour of Service;

                    (ii) Forty-five (45) Hours of Service for each week during which the Employee completes at least one (1) Hour of Service;

                    (iii) Ninety-five Hours of Service for each semi-monthly payroll period during which the Employee completes at least one (1) Hour of Service; and

                    (iv) One hundred ninety (190) Hours of Service for each month during which the Employee completes at least one (1) Hour of Service.

2.31 Investment Advisory Board.  "Investment Advisory Board" means the
     Fort Howard Corporation Investment Advisory Board appointed by the Chief Executive Officer of Fort Howard Corporation and consisting of such number of persons as determined by the Chief Executive Officer of Fort Howard Corporation.

2.32 Key Employee. "Key Employee" shall mean any Employee or former Employee who, at any time during the Testing Period, is or was:

          (a)  An Officer of the Company or an Affiliated 	Company;

          (b)  One of the ten (10) Employees--

                    (i) Having annual compensation from the Company or an Affiliated Company of more than the limitation in effect under
          Section 15.1(a)(i) below, and

                    (ii) Owning (or considered as owning within the meaning of Code Section 318) during the Testing Period both more than one-half percent (1/2%) interest and the largest interests in the Company or an Affiliated Company.

          For purposes of this Paragraph (b), if two (2) Employees have the same interest in the Company or an Affiliated Company, the Employee having the greater annual compensation from the Company or an Affiliated Company shall be treated as having the larger interest;

          (c)  A Five Percent Owner of the Company or an Affiliated Company;
     or

          (d) A One Percent Owner of the Company or an Affiliated Company having an annual compensation from the Company of more than one hundred fifty thousand dollars ($150,000).

     The term "Key Employee" shall include his Beneficiaries. Also, for this purpose, an Employee's Compensation shall be the amount indicated on the Form W-2 issued to him for the calendar year ending with or within the Plan Year.

2.33 Leave of Absence. "Leave of Absence" shall mean any unpaid personal leave from active employment duly authorized by the Company under the Company's standard personnel practices. All persons under similar circumstances shall be treated in a uniform and nondiscriminatory manner in the granting of Leaves of Absence.

          (a) An Employee shall not be deemed to have incurred a Break in Service while on a Leave of Absence, provided he returns to employment on or before the date on which the leave expires.

          (b) In the event an Employee does not return to employment on or before the end of the leave, he shall be deemed to have incurred a Severance as of the first day of the leave, unless the failure was due to his death or disability or the provisions of Section 2.8 apply.

2.34 Limitation Year. In connection with the adoption of this Plan, the Company hereby elects a "Limitation Year" corresponding to the Plan Year for purposes of the limitations on contributions set forth in Article XV.

2.35 Normal Retirement Age.  "Normal Retirement Age" shall mean the later of--

          (a)  The Participant's sixty-fifth (65th) birthday, or

          (b) The fifth (5th) anniversary of the date on which the individual commenced participation in the Plan.

     For this purpose, participation will be deemed to have commenced upon the first day of the first Plan Year in which the Employee's participation in the Plan commenced, except that years that may be disregarded under
     Section 2.58 shall not be taken into account for this purpose.

2.36 Officer.

          (a) "Officer" shall mean any Employee who was at any time an officer of the Company or an Affiliated Company and received compensation from the Company and all Affiliated Companies greater than fifty percent (50%) of the amount in effect under Code Section 415(b)(1)(A) for the year.

          (b)  However, no more than the lesser of--

                    (i)  Fifty (50) Employees, or

                   (ii) The greater of three (3) Employees or ten percent (10%) of the Employees, shall be treated as Officers.

          (c) If no officer is described in the Paragraphs (a) and (b) above, then the highest paid officer of the Company shall be treated as being described therein.

          (d) For purposes of Paragraph (b) above, all Leased Employees (within the meaning of Section 414(n) of the Code) and all part-time Employees shall be taken into account, and the number of Employees shall be the greatest number at any time during the relevant period.

2.37 One Percent Owner. "One Percent Owner" means any person who would be a Five Percent Owner if the threshold test were "one percent (1%)" instead of five percent (5%)."

2.38 Participant.

          (a) "Participant" shall mean any Employee who has satisfied the participation eligibility requirements and has been enrolled in this Plan in accordance with the provisions of Article III.

          (b) "Participant" does not include an Employee who has incurred a Severance and either (i) does not have a Vested Interest or (ii) has been paid the full amount of his Vested Interest.

2.39 Pension Plan Transfer Account. "Pension Plan Transfer Account" of a Participant shall mean his individual account in the Trust Fund in which is held his interest transferred from the Harmon Assoc., Corp. Pension Plan and the earnings thereon.

2.40 Plan.  "Plan" shall mean the Harmon Assoc., Corp. Profit Sharing Plan.

2.41 Plan Administrator. "Plan Administrator" shall mean the administrator of the Plan within the meaning of Section 3(16)(A) of ERISA, which shall be the Fort Howard Corporation Investment Advisory Board.

2.42 Plan Year. "Plan Year" shall mean the twelve (12) month period ending on December 31.

2.43 Reemployment Commencement Date. In the case of an Employee who incurs a Severance and who is subsequently reemployed by the Company or an Affiliated Company, the term "Reemployment Commencement Date" shall mean the first day following the Severance on which the Employee performs an Hour of Service.

2.44 Rollover Contribution. "Rollover Contribution" means a contribution made by an Employee pursuant to Section 5.8.

2.45 Rollover Contribution Account. The "Rollover Contribution Account" of an Employee shall mean his individual account in the Trust Fund in which are held his Rollover Contributions and the earnings thereon.

2.46 Severance. "Severance" shall mean the termination of an Employee's employment with the Company or an Affiliated Company, by reason of his retirement, death, resignation, dismissal, or otherwise.

2.47 Spouse. "Spouse" shall mean the person to whom a Participant is married as of the relevant date.

2.48 Surviving Spouse. "Surviving Spouse" shall mean a Spouse who is alive as of the date of the Participant's death.

2.49 Testing Period. "Testing Period" means the Plan Year containing the Determination Date and the preceding four (4) Plan Years.

2.50 Top-Heavy Group. "Top-Heavy Group" means any Aggregation Group if the sum (as of the Determination Date) of--

          (a) The present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the group, and

          (b) The aggregate of the account balances of Key Employees under all defined contribution plans included in the group, exceeds sixty percent (60%) of a similar sum determined for all Employees.

2.51 Top-Heavy Plan.

          (a)  The term "Top-Heavy Plan" means, with respect to any Plan Year:

                    (i) Any defined benefit plan if, as of the Determination Date, the present value of the cumulative accrued benefits under the plan for Key Employees exceeds sixty percent (60%) of the present value of the cumulative accrued benefits under the plan for all Employees.

                              (A)  For purposes of this Paragraph (a), the
                    present value of an Employee's accrued benefit shall be determined by using the interest rate and the mortality assumptions specified in that plan. The same actuarial assumptions shall be used in measuring accrued benefits under all plans.

                              (B) The accrued benefit of any Employee (other than a Key Employee) shall be determined--

                                        (I)  Under the method that is used for
                              benefit accrual purposes for all plans of the Company and all Affiliated Companies, or

                                        (II)  If there is no such method, as
                              if the benefit accrued no more rapidly than the slowest accrual rate permitted under Code
                              Section 411(b)(1)(C).

                              (C) The date on which the accrued benefit of each Employee is measured (with respect to each Determination Date) shall be the date used for computing costs under the minimum funding standards of Code
                    Section 412, determined as if he had terminated service as of that date; and

                    (ii) Any defined contribution plan if, as of the Determination Date, the aggregate amount of the account balances of Key Employees under the plan exceeds sixty percent (60%) of the present value of the aggregate of the account balances of all Employees under the plan.

                              (A) The date on which the account balance of each Employee is measured (with respect to each Determination Date) shall be the last day of the relevant plan year.

          (b) For purposes of this Section 2.51, the accrued benefit and account balances of a Participant shall include amounts attributable to Participant contributions (whether or not the contributions are includible in income).

          (c) The same date shall be used for valuing benefits under all plans.

2.52 Trust and Trust Fund. "Trust" or "Trust Fund" shall mean the Trust created by this Agreement.

2.53 Trustee. "Trustee" shall mean the Mellon Bank, which is the Trustee of the Fort Howard Profit Sharing Retirement Master Trust, which is part of this Plan.


2.54 Valuation Date. "Valuation Date" shall mean the last day of each Plan Year, or such other date or dates as may be selected by the Investment Advisory Board for valuing the assets of the Plan.

2.55 Vested Interest. "Vested Interest" shall mean the interest of a Participant in the Trust Fund which has become vested pursuant to the provisions of Article VII.

2.56 Voluntary Contributions. "Voluntary Contributions" shall mean the after-tax contributions made to the Plan by Participants prior to January 1, 1991.

2.57 Voluntary Contribution Account. "Voluntary Contribution Account" of a Participant shall mean his individual account in the Trust Fund in which are held his after-tax contributions made to the Plan prior to January 1, 1991, and the earnings thereon.

2.58 Year of Service.

          (a) "Year of Service" shall mean a Computation Period during which the Employee completes at least one thousand (1,000) Hours of Service.
     In the event of a Plan Year of less than twelve (12) months, the one thousand (1,000) hour requirement shall be reduced by multiplying it by a fraction--

                    (i) The numerator of which is the number of months in that Plan Year (rounded to the nearest month), and

                    (ii)  The denominator of which is twelve (12).

          (b) In no event will an Employee be credited with more than one (1) Year of Service with respect to service performed in a single Computation Period.

          (c) In the case of an Employee who does not have any Vested Interest, his Years of Service before a period of consecutive Breaks in Service will not be taken into account under the Plan if the number of his consecutive Breaks in Service equals or exceeds the greater of
     (i) five (5) or (ii) the aggregate number of his Years of Service. In no event, however, will an Employee's Years of Service be disregarded under the rule in the previous sentence if he has made any Deferred Wage Contributions.


                              ARTICLE III
                     ELIGIBILITY AND PARTICIPATION

3.1  Eligibility to Participate.

          (a) Every Employee of the Company who has both attained age twenty-one (21) and completed one (1) Year of Service shall become eligible to participate in the Plan.

          (b) The date on which the Employee shall commence participation shall be the January 1 or July 1 which first occurs following satisfaction of both of the eligibility conditions.

          (c) Notwithstanding the above, the following classes of Employees shall not be eligible to participate in the Plan:

                    (i) Employees who are included in a unit of Employees covered by a collective bargaining agreement, if there is evidence that retirement benefits were the subject of good faith bargaining between the Employee representatives and the Company, unless the collective bargaining agreement expressly provides for coverage under this Plan; and

                    (ii)  Leased Employees within the meaning of
          Section 414(n) of the Code.

3.2  Special Participation Rules.

          (a) In the case of an Employee whose Entry Date occurs after the Employee incurred a Severance, the Employee shall commence participation in this Plan as of the later of (i) his Entry Date, or (ii) his Reemployment Commencement Date following the Severance, unless his prior service is disregarded under the rules of Section 2.58.

          (b) A Participant who incurs a Severance and is thereafter reemployed by the Company shall be entitled to recommence participation in the Plan as of his Reemployment Commencement Date following the Severance, unless his prior service is disregarded under the rules of
     Section 2.58.

3.3 Duration of Participation. Each Employee who has commenced participation in the Plan in accordance with the provisions of Section 3.1 shall continue to be a Participant until he has incurred a Severance.

3.4 Participation Beyond Normal Retirement Age. Participants who have attained their Normal Retirement Age will continue to participate in the Plan to the same extent as those Participants who have not yet attained their Normal Retirement Age.


                              ARTICLE IV
                      TRUST FUND AND CONTRIBUTIONS

4.1 Trust Fund. Pursuant to the terms of the Plan, the Company established a trust, with the Trustee as the trustee thereunder. The Trustee has agreed to hold and administer in trust all amounts accumulated under the Plan under the terms of this Plan.

4.2  Company Contribution.

          (a) The Company shall contribute to the Trust Fund (i) an amount equal to the Participant Deferred Wage Contributions under Article V, and
     (ii) an additional amount determined by the Board of Directors in its discretion.

          (b) In no event shall the amount of the contribution by the Company under this Plan (including Deferred Wage Contributions) exceed the maximum allowable deduction available to the Company for its fiscal year under Section 404 of the Code.

          (c) No contribution shall be made by the Company at any time when its allocation would be precluded by the limitations of Article XV.

          (d) All contributions by the Company under this Plan may be made in kind or in cash, or in both, and shall be made directly to the Trustee on any date or dates selected by the Company.

          (e) All contributions by the Company for a Plan Year shall be made within the time prescribed by law for filing the Company's federal income tax return (including extensions) for the Company's taxable year corresponding to the Plan Year.

4.3 Irrevocability. In no event shall any of the assets of the Plan revert to the Company except as provided in this Section 4.3.

          (a) In the case of a Company Contribution which is made by reason of a mistake of fact, at the Company's election, the contribution shall be returned to the Company within one (1) year after it is made.

          (b) All Company Contributions to the Plan are hereby conditioned on their deductibility under Code Section 404. In the event the deduction for a contribution is disallowed, the contribution shall be returned to the Company within one (1) year of the disallowance.

          (c)  In the case where amounts are held in a Suspense Account under
     Article XV that may not be allocated to the Accounts of Participants when the Plan is terminated, the excess amounts may revert to the Company in accordance with the regulations under Code Section 415.

          (d) In the case of a Participant's excess Deferred Wage Contributions to the Plan, notwithstanding any other provision of this Plan, the amount of the excess Deferred Wage Contributions may be treated in accordance with the rules of Article V.

4.4 Investment of Contributions. Contributions made to the Plan by or on behalf of a Participant shall be invested in such investment fund or funds, or any of them, and in such amounts as determined by the Investment Advisory Board in its sole discretion. The Investment Advisory Board may also permit the Participant to direct the manner in which the Participant's Account balances are to be invested in part or in whole in accordance with such uniform and nondiscriminatory rules and procedures as the Investment Advisory Board may adopt for such purposes.

4.5 Investment Manager. The Investment Advisory Board may appoint one or more investment managers to have the unlimited or limited authority and power to manage, acquire or dispose of the assets in any investment fund. Each investment manager shall be registered as an investment advisor under the Investment Advisors Act of 1940, a bank as defined in that Act, or an insurance company qualified to perform such services under the laws of more than one state, and shall acknowledge in writing to be a fiduciary with respect to the Plan and the Trust.


                               ARTICLE V
                PARTICIPANT DEFERRED WAGE CONTRIBUTIONS

5.1  Deferred Wage Contributions.

          (a) Pursuant to such rules and procedures as the Investment Advisory Board may prescribe, each Participant may elect to defer the receipt of a portion of his Compensation and to have that amount contributed directly by the Company to the Plan on his behalf.

          (b) The Investment Advisory Board shall prescribe such rules as it deems necessary or appropriate relating to procedures for the termination, resumption, or change in the rate of a Participant's Deferred Wage Contributions to the Plan. These rules may require prior written notice to the Investment Advisory Board from the Participant before any such action may be taken with respect to a Participant's Deferred Wage Contributions, and may impose a minimum period of suspension in the case of a Participant who terminates his Deferred Wage Contributions.

          (c) Deferred Wage Contributions shall be treated as Company Contributions for purposes of Code Sections 401(k) and 414(h).

          (d) Deferred Wage Contributions shall be collected by the Company only through payroll deductions. The Company shall remit the Deferred Wage Contributions to the Trustee as soon as practicable, but not later than ninety (90) days from the date such Deferred Wage Contributions are withheld from the participant's pay.

5.2  Amount Subject to a Deferred Wage Contribution Election.

          (a) The amount of a Participant's Compensation that may be deferred subject to the election provided in Section 5.1 shall be not less than one percent (1%) nor more than eight percent (8%) of his compensation.

                    (i) The Investment Advisory Board may prescribe rules under which the maximum amount that may be deferred by a Participant who is a Highly Compensated Employee shall be a lesser percentage of his Compensation than the maximum amount that may be deferred by a Participant who is not a Highly Compensated Employee.

          (b) Notwithstanding anything in this Plan to the contrary, the maximum amount that a Participant may defer in a single calendar year is limited to seven thousand dollars ($7,000). This amount shall be adjusted automatically for increases in the cost-of-living, as determined under Section 402(g) of the Code.

5.3  Average Deferral Percentage Tests.

          (a) The Investment Advisory Board shall monitor the Deferred Wage Contributions by Participants to insure that, at all times, the requirements of either Paragraph (b) or (c) are satisfied.

          (b) The requirements of this Paragraph (b) are satisfied if the Average Deferral Percentage for Highly Compensated Employees for the Plan Year is not more than the Average Deferral Percentage for all other Covered Employees multiplied by 1.25.

          (c)  The requirements of this Paragraph (c) are satisfied if--

                    (i) The excess of the Average Deferral Percentage of the group of Highly Compensated Employees over that of all other Covered Employees is not more than two (2) percentage points, and

                    (ii) The Average Deferral Percentage for the group of Highly Compensated Employees is not more than twice the Average Deferral Percentage for all other Covered Employees.

          (d) The Company shall maintain records sufficient to demonstrate satisfaction of the requirements of this Section 5.3.

5.4  Prospective Reductions of Deferrals.

          (a) The Investment Advisory Board may determine prior to the end of the Plan Year whether or not the Average Deferral Percentage tests of Section 5.3 are satisfied. If it appears that the tests will not be satisfied, the Investment Advisory Board may elect to reduce the Deferred Wage Contributions on behalf of Highly Compensated Employees on a prospective basis.

          (b) In the event that Deferred Wage Contributions by Highly Compensated Employees are reduced by Investment Advisory Board action, such reductions will be accomplished by reducing the rate of contributions for the Highly Compensated Employee whose actual deferral percentage is the highest to the extent required to--

                    (i) Enable the Plan to satisfy one of the Average Percentage Tests of Section 5.3, or

                    (ii) Cause his actual deferral percentage to equal the ratio of the Highly Compensated Employee with the next highest actual deferral percentage. If this action does not cause the Plan to satisfy one of the Average Deferral Percentage tests, this process will be repeated until one of those tests is satisfied.

5.5 Distributions of Excess Deferred Wage Contributions. In the event a Participant deferred more than the maximum permitted under Section 5.2(b) above ("Excess Deferred Wage Contributions"), whether under only this Plan, or under this Plan and another plan, the Participant may notify the Plan of the portion of his Excess Deferred Wage Contributions allocable to the Plan no later than March 1 following the calendar year in which the Excess Deferred Wage Contributions were made.

          (a) Notwithstanding anything in this Plan to the contrary, the amount of the Participant's Excess Deferred Wage Contributions (and the earnings thereon) shall be distributed to the Participant no later than April 15th of the calendar year following the calendar year in which the Excess Deferred Wage Contributions were made.

          (b) Distributions may be made under this Section 5.5 without regard to the consent requirement of Section 8.5 below.

5.6 Distributions of Excess Contributions. In the event that the Plan fails to satisfy the Average Deferral Percentage tests of Section 5.3 as of the last day of the Plan Year, the contributions in excess of those limits and the earnings thereon ("Excess Contributions") shall be distributed from the Plan.

          (a) The Investment Advisory Board shall undertake action to insure that this distribution will be made within two and one-half (2-1/2) months after the end of the Plan Year for which the contributions were made, but in no event later than the last day of the Plan Year following the Plan Year in which the Excess Contributions were made.

          (b) In the event that the Excess Contributions by the Highly Compensated Employees are reduced by distributions (of previously-made Deferred Wage Contributions), such distributions will be accomplished by reducing the rate of contributions for the Highly Compensated Employee whose actual deferral percentage is the highest to the extent required to--

                    (i) Enable the Plan to satisfy one of the Average Deferral Percentage tests of Section 5.3 above, or

                   (ii) Cause his actual deferral percentage to equal the ratio of the Highly Compensated Employee with the next highest actual deferral percentage. If this action does not cause the Plan to satisfy one of the Average Deferral Percentage tests, this process will be repeated until one of those tests is satisfied.

                  (iii) The amount to be distributed to a Highly Compensated Employee shall be determined on the basis of the portion of the Excess Contributions attributable to him.

          (c) The amount of the distributions of Excess Contributions of Family Members shall be determined in accordance with the regulations under Code Section 401(k).

          (d) Distributions may be made under this Section 5.6 without regard to the consent requirement of Section 8.5 below.

5.7 Fail-Safe Contributions. In addition to those amounts which may be contributed to the Trust Fund by the Company under Sections 4.2 and 5.1, the Company may, in the sole discretion of the Board of Directors, contribute such additional amounts to the Deferred Wage Contributions Accounts of various Participants as it deems necessary or appropriate for any Plan Year to insure satisfaction of at least one of the Average Deferral Percentage tests set forth in Section 5.3.

5.8  Rollover Contributions.

          (a) Any Employee may make a Rollover Contribution (including a direct transfer or direct rollover) to the Plan under this Section 5.8.

          (b) No Rollover Contribution will be accepted unless it satisfies the applicable requirements of--

                    (i)  an "eligible rollover distribution" as defined in
          Section 402(c)(4) of the Code or a "rollover contribution" as defined in Section 408(d)(3) of the Code, or

                   (ii)  Section 12.2 below.

          (c) A Rollover Contribution will not be considered a Deferred Wage Contribution for purposes of the rules of Articles V, VIII, or XV.

          (d) An Employee who makes a Rollover Contribution to the Plan before becoming a Participant shall be deemed to be a Participant as of the date of such Rollover Contribution solely for the purpose of maintaining such Employee's Rollover Contribution Account. Such Employee shall not receive an allocation of Company Contributions or Forfeitures or be entitled to elect to have Deferred Wage Contributions made on his behalf or have any other interest under this Plan until he satisfies the requirements of Section 3.1.

5.12 Voluntary Contributions. Effective January 1, 1991, Participants may no longer make any after-tax Voluntary Contributions to the Plan.


                              ARTICLE VI
                 ALLOCATIONS TO PARTICIPANTS' ACCOUNTS

6.1 Participants' Company Contribution Accounts. The Investment Advisory Board shall open and maintain a separate Company Contribution Account, Rollover Contribution Account (if applicable), Voluntary Contribution Account (if applicable), Deferred Wage Contribution Account (if applicable), and a Pension Plan Transfer Account (if applicable) for each Participant.

6.2 Allocation of Contributions. The contributions to the Plan shall be allocated to the Accounts of the various Participants according to the following rules.

          (a)  The Company Contributions (excluding Deferred Wage
     Contributions and Fail-Safe Contributions) for each Plan Year shall be allocated to the Company Contribution Account of each Participant who is entitled to receive an allocation in the proportion that his Compensation during that Plan Year bears to the aggregate Compensation of all Participants during that Plan Year (who are entitled to receive an allocation).

                    (i) A Participant will not be entitled to receive an allocation of Company Contributions on behalf of a particular Plan Year, though, unless he is employed by the Company on the last day of the Plan Year (including those Participants on a Leave of Absence) or the Participant's employment terminated during the Plan Year due to death, Disability or retirement.

          (b) A Participant's Deferred Wage Contributions and Rollover Contributions shall be allocated to his respective Account.

          (c) The interest of a Participant transferred from the Harmon Assoc., Corp. Pension Plan shall be allocated to his Pension Plan Transfer Account.

          (d) Fail-Safe Contributions shall be made only on behalf of those Participants who do not qualify as Highly Compensated Employees.

                    (i) These contributions shall be allocated to those Participants whose Compensation for the relevant Plan Year is the least, starting with the Participant whose Compensation is the lowest.

                    (ii)  The amount to be allocated to each such
          Participant's Deferred Wage Contribution Account shall be the lesser of the amount necessary to--

                              (A)  Raise his deferral percentage to eight
                    percent (8%), or

                              (B)  Satisfy one of the tests of Section 5.3.

          (e) For purposes of making the allocations of Company Contributions under this Article VI, any Company Contributions made with respect to a particular Plan Year that are made after the end of the year but on or before the due date (including extensions) for the Company's federal income tax return shall be considered as having been made on the last day of the Plan Year.

          (f) Allocations made pursuant to this Section 6.2 shall not be made until after the allocations required by Sections 6.3, 6.4, and 15.5 have been made.

6.3  Revaluation of Accounts.

          (a) As of each Valuation Date, the Trustee shall value the assets of the Trust on the basis of fair market values.

          (b) The Investment Advisory Board shall direct the Trustee to revalue the Accounts of each Participant as of the applicable Valuation Date so as to reflect a proportionate share in any increase or decrease in the fair market value of the assets in the Trust Fund, determined by the Trustee as of that date as compared with the value of the assets in the Trust Fund determined as of the immediately preceding Valuation Date.

                    (i) The increase or decrease shall be allocated to each Account in the proportion that the cumulative amount previously allocated to the Account, bears to the total of the amounts previously allocated to all Accounts, adjusted for any contributions to or distributions from the Account since the immediately preceding Valuation Date.

                    (ii) Notwithstanding the above, the following rules shall apply in the event that some or all of the Accounts are invested on a segregated basis.

                              (A) The investment gain or loss attributable to the segregated investments shall be allocated to the corresponding Accounts.

                              (B) Any expenses incurred solely by reason of a
                    segregated Account shall be borne by that Account.

          (c) The allocation of profits or losses and appreciation or depreciation under this Section 6.3 shall be made prior to the allocations under Sections 6.2, 6.4, and 15.5.

6.4 Forfeitures. Any amount of a Participant's Company Contribution Account that is forfeited shall be used in the following manner:

          (a)  First, to restore the Accounts of former Participants under
     Section 8.8; and

          (b) Second, any remaining amounts will be allocated to the Company Contribution Accounts of other Participants in accordance with the rules of Section 6.2(a).

6.5  Miscellaneous Allocation Rules.

          (a) Upon a Participant's Severance, pending distribution of the Participant's Vested Interest, the Participant's Accounts shall continue to be maintained and accounted for in accordance with all applicable provisions of this Plan.

          (b) The Investment Advisory Board and the Trustee may establish accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants' Accounts provided for in this
     Article VI.

          (c) The Company, the Investment Advisory Board, and the Trustee do not in any manner or to any extent whatsoever warrant, guarantee or represent that the value of a Participant's Accounts shall at any time equal or exceed the amount previously contributed thereto.


                               ARTICLE VII
                                VESTING

7.1 General Rule. The Vested Interest of each Participant in his Company Contribution Account shall be determined on the basis of his Years of Service, in accordance with the following schedule:

          Years of Service                     Vested Percentage

            Less than 2                                0%
                 3                                    20%
                 4                                    40%
                 5                                    60%
                 6                                    80%
                 7 or more                    	       100%

7.2 Special Vesting Rules. Notwithstanding the rules of Section 7.1, the determination of a Participant's Vested Interest in his Company Contribution Account shall be subject to the following rules:

          (a) During a Participant's period of employment with the Company, in the event of his death, Disability, or attainment of Normal Retirement Age, he shall become one hundred percent (100%) vested in his Company Contribution Account;

          (b) In the case of any Participant who does not have a fully Vested Interest and who incurs five (5) consecutive Breaks in Service, his Years of Service, if any, after the Breaks in Service shall not be taken into account for purposes of determining his Vested Interest in his Company Contribution Account that accrued before the Breaks in Service; and

          (c) In the case of a Participant who does not have a fully Vested Interest and who incurs a Break in Service, his Years of Service, if any, before the Break in Service shall not be taken into account for purposes of determining his Vested Interest in his Company Contribution Account until such time as the Participant has completed a Year of Service after his Break in Service;

          (d) In the case of a Participant who does not have any Vested Interest and who incurs a Break in Service, his Years of Service, if any, before the Break in Service shall not be taken into account for purposes of determining his Vested Interest in his Company Contribution Account after the Break in Service, provided that his number of consecutive Breaks in Service equals or exceeds the greater of (i) five (5), or (ii) his Years of Service prior to his Break in Service;

          (e) Years of Service completed before the (original) Effective Date of the Plan will not be taken into account.

          (f) With respect to any Participant who was a Participant in the Plan on or before December 31, 1988, the vested portion of such Participant's Company Contribution Account determined in accordance with the schedule provided herein for Plan Years ending on and before December 31, 1988, shall be as determined in accordance with the vesting schedules in effect for Plan Years ending on or before December 31, 1988.

7.3 Participant's Vested Interest in Other Accounts. A Participant shall always be one hundred percent (100%) vested in his Deferred Wage Contribution Account, Voluntary Contribution Account, Rollover Contribution Account, and Pension Plan Transfer Account.


                             ARTICLE VIII
                          PAYMENT OF BENEFITS

8.1  Commencement of Benefits.

          (a) Subject to the following rules of this Article VIII, a Participant's benefit shall not be distributed prior to his Severance, but shall be distributed as soon as administratively practicable thereafter.

          (b) All distributions to Participants or their Beneficiaries shall be based on the amount of the Participant's Accounts as of the Valuation Date immediately preceding the date on which the Participant's Vested Interest is distributed.

8.2  Latest Payment Date.

          (a) Subject to the following rules of this Article VIII, payment of the Participant's entire Vested Interest under the Plan shall begin in no event later than his "Latest Payment Date," which is the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occurs:

                    (i)  The Participant's Normal Retirement Age;

                   (ii) The tenth (10th) anniversary of the date on which he commenced participation in the Plan; or

                  (iii) The termination of his employment with the Company or an Affiliated Company.

          (b) If it is not possible to make payment to a Participant by his Latest Payment Date because the amount of his benefit cannot be ascertained by that date, or because the Investment Advisory Board has been unable to locate the Participant after making reasonable efforts to do so, the payment shall be made no later than sixty (60) days after the earliest date on which the amount of the payment can be ascertained or the date on which the Participant is located (whichever is applicable).

8.3  Required Beginning Date.

          (a) The interest of each Participant shall be distributed to the Participant not later than his Required Beginning Date.

          (b) "Required Beginning Date" shall mean April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70-1/2), whether or not he has yet incurred a Severance.

          (c) All distributions under the Plan shall be made in compliance with Code Section 401(a)(9) and the regulations thereunder.

8.4  Election to Defer Distribution.

          (a) A Participant may elect to defer the commencement of the payment of his Vested Interest to a date later than his Latest Payment Date as determined under Section 8.2, but the Participant may not defer the commencement of his Vested Interest beyond his Required Beginning Date specified in Section 8.3.

          (b) Any such election shall be made by submitting to the Investment Advisory Board a written statement, signed by the Participant, which sets forth the date on which the Participant wants the payment of his Vested Interest to commence.

8.5  Consent to Receive Early Distribution.

          (a) A distribution shall not occur prior to the Participant's Normal Retirement Age where the present value of the Participant's Vested Interest exceeds thirty-five hundred dollars ($3,500) unless he elects to receive the distribution (in a manner consistent with the regulations under Section 417 of the Code) within ninety (90) days prior to the distribution.

          (b)  Failure to consent to such a distribution shall 	be deemed an
     election to defer the distribution until the earlier of (i) the Participant's death or (ii) the Participant's Normal Retirement Age.

          (c)  This consent requirement shall not apply in the case of the--

                    (i) Termination of the Plan, provided neither the Company nor any Affiliated Companies maintain any other defined contribution plan, other than an employee stock ownership plan. If the Participant does not consent to an immediate distribution, his benefit shall be transferred to the other defined contribution plan, and

                   (ii)  Death of the Participant.

8.6  Distributions Upon Death.

          (a) In the event of the death of a Participant, his benefit shall be paid to a Beneficiary other than his Surviving Spouse only if--

                    (i) The Spouse of the Participant consents in writing to the designation of Beneficiary,

                   (ii) The election designates a Beneficiary (or a form of benefits) which may not be changed without spousal consent (or the spousal consent expressly permits designations without any requirement of further consent by the Spouse), and

                  (iii) The Spouse's consent acknowledges the effect of the designation and is witnessed by a Plan Representative or a notary public, or

                   (iv) It is established to the satisfaction of a Plan Representative that the consent required by Subparagraph (i) above may not be obtained because there is no Spouse, because the Spouse cannot be located, or because of such other circumstances as may be set forth in regulations under Code Section 417(a)(2).

     "Plan Representative" shall mean the person or persons designated by the Investment Advisory Board to perform the duties specified herein.

          (b) Any consent by a Spouse (or establishment that the consent of a Spouse may not be obtained) under Paragraph (a) above will be effective only with respect to that Spouse.

          (c) Unless the requirements of Subparagraph (i) or (ii) below are satisfied, if a Participant dies before distribution of his benefit has begun, his entire Vested Interest shall be distributed within five (5) years of his death.

                    (i) The requirements of this Subparagraph (i) are satisfied if--

                              (A) The deceased Participant's Vested Interest is distributed to a Beneficiary over the life of the Beneficiary (or a period not extending beyond the Beneficiary's life expectancy), and

                              (B) The payments begin not later than one (1) year after the Participant's death.

                    (ii) The requirements of this Subparagraph (ii) are satisfied if the payments are made to the Surviving Spouse of the deceased Participant beginning not later than the date on which the Participant would have attained age seventy and one-half (70-1/2) over the life of the Surviving Spouse (or a period not extending beyond the Surviving Spouse's life expectancy).

                              (A)  If the Surviving Spouse dies before the
                    payments commence, the rules of this Subparagraph (ii) shall be applied as if the Surviving Spouse were the Participant.

8.7  Designation of Beneficiary.

          (a) The rules of Paragraph (b) below shall apply to the distribution of a Participant's benefit if--

                    (i) The deceased Participant failed to designate a Beneficiary,

                   (ii) The Investment Advisory Board is unable to locate a designated Beneficiary,

                  (iii)  The Beneficiary predeceased the Participant, or

                   (iv) The designation of the Beneficiary by the Participant is legally ineffective.

          (b) In the event the rules of Paragraph (a) apply, then any distribution on behalf of a Participant shall be paid to the person or persons included in the highest priority category among the following:

                    (i)  The Participant's Surviving Spouse;

                   (ii) The Participant's surviving children, including adopted children;

                  (iii)  The Participant's surviving parents;

                   (iv) The Participant's surviving brothers and sisters (whether whole or half-blood); or

                    (v)  The Participant's estate.

8.8 Distributions to Partially Vested Participants. If a Participant incurs a Severance prior to becoming fully vested, his interest in the Plan shall be determined and disposed of as follows.

          (a) In the event that a distribution of Company Contributions is made to a Participant at a time when he is not fully vested in such amounts, the nonvested portion of the Participant's Account shall be forfeited as of the date of the distribution.

          (b) A Participant who received a distribution described in Paragraph (a) above and who is subsequently reemployed by the Company may recontribute the amount of the distribution he received to the Plan. The repayment must be made (if at all), however, not later than the date specified below:

                    (i) In the case of a distribution upon Severance, the earlier of the fifth (5th) anniversary of the Employee's Reemployment Commencement Date, or the date on which the Participant incurs five (5) consecutive Breaks in Service; or

                   (ii) In any other case, the fifth (5th) anniversary of the date of the withdrawal.

          (c) If a Participant described in Paragraph (b) above repays the amount of the distribution within the prescribed time period, the amount of his Company Contribution Account balance shall be completely restored, and the Participant's Years of Service before his Severance shall be taken into account for purposes of determining his Vested Interest in his Company Contributions Account after his reemployment. Neither the amount recontributed nor the Account balance (previously forfeited) shall be adjusted for gains, losses, or interest in the interim period.

          (e) If a Participant described in Paragraph (b) above does not repay the amount of his distribution within the prescribed time period, the participant's Years of Service before his initial Severance shall be disregarded for purposes of determining his Vested Interest in his Company Contribution Account after his reemployment.

          (f) If the Participant does not repay the amount of the distribution and he incurs a second Severance prior to becoming fully vested, the amount to be distributed to him shall be equal to--

                    (i) The sum of the amount in his Account as of the date of the second distribution and the amount previously distributed to him multiplied by his vested percentage, reduced by

                   (ii)  The amount previously distributed to him.

          (g)  Forfeitures shall be used as provided in Section 6.4.

8.9  In-Service Withdrawals.

          (a) The amount of a Participant's Deferred Wage Contributions may not be distributed prior to the occurrence of the earliest of any of the events described below:

                    (i)  Separation from service, death, or disability;

                   (ii) Termination of the Plan without establishment of a successor plan;

                  (iii) Sale of substantially all of the assets used by the Company in a trade or business (applicable only to the transferred Employees); or

                   (iv) Sale of the Company's interest in a subsidiary corporation (applicable only to the transferred Employees).

          (b) Notwithstanding the foregoing, the Investment Advisory Board may prescribe rules and procedures which permit a Participant to make withdrawals of his Deferred Wage Contributions and Rollover Contributions prior to termination of employment if the Participant --

                    (i) Has attained age 59-1/2 (but only with respect to the Participant's Account balance as of December 31, 1994), or

                   (ii) Incurs a hardship under the rules of Section 8.13 below.

          (c) A Participant may withdraw some or all of the amounts in his Voluntary Contribution Account as of December 31, 1994 upon thirty (30) days prior notice to the Investment Advisory Board.

          (d) A Participant must withdraw all the amounts in his Voluntary Contribution Account as of December 31, 1994 prior to withdrawing amounts from any other Accounts. After he has withdrawn the entire amounts in his Voluntary Contribution Account as of December 31, 1994, he may withdraw amounts from his Deferred Wage Contribution Account.

          (e) The Investment Advisory Board shall prescribe such rules as it deems necessary regarding the timing of payments under this Section 8.9.

8.10 Payees under Legal Disability. If any payee under the Plan is a minor, or if the Investment Advisory Board reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him, the Investment Advisory Board may have the payment, or any part of it, made to the person (or persons or institution) whom it reasonably believes is caring for or supporting the payee.

8.11 Notice Regarding Tax Treatment of Distributions. The Investment Advisory Board shall provide a written explanation regarding the Code provisions relating to the tax treatment of distributions to each distributee receiving a distribution any portion of which may be rolled over tax-free to another tax-qualified retirement plan or to an individual retirement account.

8.13 Hardship Distributions. A Participant from time to time may make a withdrawal from his Deferred Wage Contribution Account upon the occurrence of a hardship in accordance with the provisions of this
     Section 8.13. The distribution must both be made on account of an immediate and heavy financial need (as determined under Paragraph (a) below) and be necessary to satisfy that need (as determined under Paragraph (b) below). The Investment Advisory Board shall determine the amount of such withdrawal, but in no event shall the cumulative amount of such withdrawals exceed the lesser of (i) the total amount of the Participant's Deferred Wage Contributions or (ii) the balance of the Participant's Deferred Wage Contribution Account as of the Valuation Date immediately preceding such withdrawal. Payment of amounts withdrawn by a Participant shall be made, to the extent practicable, pro rata from the investment funds in which the Participant's Deferred Wage Contribution Account is invested or as the Investment Advisory Board may permit the Participant to direct.

          (a) For purposes of this Section 8.13, hardship distributions shall be limited to the reasons set forth below and distributions for these reasons shall automatically be considered to be made on account of an immediate and heavy financial need:

                    (i)  Medical expenses (described in Section 213(d) of the
          Code) incurred by the Participant, his Spouse, or dependent (as defined in Code Section 152);

                   (ii) Purchase (excluding mortgage payments) of a principal residence of the Participant;

                  (iii) Payment of tuition for the next semester or quarter of post-secondary education for the Participant, or for his Spouse, children, or dependents; or

                   (iv) Need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on his principal residence.

          (b) A distribution will automatically be treated as necessary to satisfy an immediate and heavy financial need if all of the following conditions are satisfied:

                    (i) The distribution is not in excess of the immediate and heavy financial need of the Participant;

                   (ii) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all tax-qualified retirement plans maintained by the Company;

                  (iii) The Participant's Deferred Wage Contributions will be suspended for twelve (12) months after receipt of the hardship distribution. However, the Participant will still be treated as being eligible to participate in the Plan for purposes of the Average Deferral Percentage tests of Section 5.3; and

                   (iv) The Participant will be precluded from making any Deferred Wage Contributions for the calendar year following the calendar year in which the hardship distribution was made in excess of the amount determined under the following sentence. The Participant's maximum Deferred Wage Contributions for such next calendar year will be the maximum Deferred Wage Contributions allowed for that calendar year, reduced by the amount of the Participant's Deferred Wage Contributions for the prior calendar year.

          (c) The Plan requires a minimum withdrawal amount for each hardship category. A minimum withdrawal of five hundred dollars ($500.00) is required for medical or educational hardship. A minimum withdrawal of one thousand dollars ($1,000.00) is required for the purpose of a Participant's purchase of a new principal residence, for preventing a Participant's eviction from his principal residence, or for preventing foreclosure of the mortgage on a Participant's principal residence.

8.14 Form of Distributions. Participants may elect that their benefit be distributed in any one of the forms listed below.

          (a)  Lump sum distribution.

          (b) Equal annual installments over the lesser of fifteen (15) years or your remaining life expectancy.

          (c)  Life Annuity.

          (d) Life Annuity with five (5) year or ten (10) year period certain.

          (e) Monthly installments paid over the Participant's remaining expected life expectancy.

          (f) Joint and Survivor Annuity, with the amount of the annuity payable to the Surviving Spouse to be 50%, 66-2/3rd%, 75%, or 100% of the amount payable to the Participant.

     For purposes of the above rules, if a Participant's benefit is to be distributed in a series of installments over a specified number of years, the minimum amount to be distributed each year shall be at least equal to the quotient obtained by dividing his Vested Interest by the specified number of years. Notwithstanding the foregoing, the forms of distribution listed in paragraphs (c), (d), (e) and (f) of this
     Section 8.14 shall only be available with respect to Participants' Account balances determined as of December 31, 1994.

8.15 Direct Transfer of Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary, a "distributee" under the Plan (as defined below) who receives an "eligible rollover distribution" (as defined below) under Section 8.14 may elect, at the time and in the manner prescribed by the Investment Advisory Board, to have any portion of the distribution paid directly to an "eligible retirement plan" (as defined below) designated by the distributee in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include the following:

          (a) Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more;

          (b) Any distribution to the extent such distribution is required under Code Section 401(a)(9); and

          (c) The portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(d), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the Surviving Spouse of a Participant, an eligible retirement plan is an individual retirement account or individual retirement annuity. For purposes of the Plan, a Participant's Surviving Spouse and the Participant's spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to their respective interests.


                              ARTICLE IX
                     SURVIVOR ANNUITY REQUIREMENTS

9.1  Application of Article.

          (a) The provisions of this Article IX shall apply only with respect to those Participants who have elected that some or all of their Account balances under the Plan as of December 31, 1994 be paid in the form of an annuity. However, once a Participant has made such an election, the provisions of this Article IX shall always thereafter apply to his Account balances as of December 31, 1994.

          (b) The provisions of this Article IX shall apply with respect to the payment of all of a Participant's Account balances under the Plan determined as of December 31, 1994. Thus, the provisions of this Article IX will apply to in-service withdrawals under Section 8.9 of Participants' Account balances determined as of December 31, 1994.

          (c)  This Article IX will not apply, however, to--

                    (i) The proceeds of a life insurance contract (if any) maintained by the Plan for the Participant to the extent the proceeds exceed the amount of the Participant's Vested Interest immediately prior to his death, or

                   (ii) Distributions subject to Section 16.2, except to the extent provided in a Qualified Domestic Relations Order.

9.2  Definitions.

          (a)  "Qualified Joint and Survivor Annuity" means an annuity --

                    (i) For the life of the Participant with a survivor annuity for the life of the Spouse which is not less than fifty percent (50%) of, and is not greater than one hundred percent (100%) of, the amount of the annuity which is payable during the joint lives of the Participant and the Spouse, and

                   (ii) Which is the actuarial equivalent of a single life annuity for the life of the Participant.

          This term shall also refer to any annuity in a form having the effect of an annuity described above.

          (b) "Qualified Preretirement Survivor Annuity" means an annuity for the life of the Surviving Spouse of the Participant the actuarial equivalent of which is not less than fifty percent (50%) of the Participant's Account balances as of December 31, 1994. The payment of this benefit must commence within a reasonable time after the date of the Participant's death.

          (c)  "Annuity Starting Date" means--

                    (i) The first day of the first period for which an amount is received as an annuity, or

                   (ii) In the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to the benefit.

          (d)  "Applicable Election Period" means --

                    (i) In the case of an election to waive the Qualified Joint and Survivor Annuity, the ninety (90) day period ending on the Annuity Starting Date, or

                   (ii) In the case of an election to waive the Qualified Preretirement Survivor Annuity, the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two
          (32) and ending with whichever of the following periods ends last:

                              (A) The close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

                              (B) A reasonable period after the individual becomes a Participant;

                              (C)  A reasonable period after the Qualified
                    Joint and Survivor Annuity election period begins;

                              (D) A reasonable period after the provisions of this Article IX apply to the Participant, or

                              (E) A reasonable period after separation from service in the case of a Participant who separates before attaining age thirty-five (35).

9.3 Form of Benefits Provided. Except as otherwise provided under Sections 9.4 and 9.5 --

          (a) In the case of a Participant with an Account balance under the Plan as of December 31, 1994 who does not die before his Annuity Starting Date and who has a Surviving Spouse, his Account balance as of December 31, 1994 shall be paid in the form of a one hundred percent (100%) Qualified Joint and Survivor Annuity, and

          (b) In the case of a Participant with an Account balance under the Plan as of December 31, 1994 who dies before his Annuity Starting Date and who has a Surviving Spouse, a Qualified Preretirement Survivor Annuity shall be paid to his Surviving Spouse, in the form of the survivor portion of a one hundred percent (100%) Qualified Joint and Survivor Annuity.

          (c) In the case of a Participant with an Account balance under the Plan as of December 31, 1994 who does not have a Surviving Spouse, his Account balance as of December 31, 1994 shall be paid in the form of a single life annuity.

          (e) Any benefits payable under Paragraph (a) or (b) shall be the Actuarial Equivalent of the retirement benefits of such Participant payable in the form of the annuity described in Paragraph (c) and commencing on his Normal Retirement Age.

9.4  Elections With Respect to Survivor Annuities.

          (a) At any time during the Applicable Election Period, each Participant may --

                    (i) Elect to waive the Qualified Joint and Survivor Annuity or the Qualified Preretirement Survivor Annuity (or both), and

                   (ii)  Revoke any such election.

          (b) An election under Paragraph (a)(i) above shall not take effect unless --

                    (i) The Spouse of the Participant consents in writing to the election,

                   (ii) The election designates a Beneficiary (or a form of benefits) which may not be changed without spousal consent (or the spousal consent expressly permits designations without any requirement of further consent by the Spouse), and

                  (iii) The Spouse's consent acknowledges the effect of the election and is witnessed by a Plan Representative or a notary public, or

                   (iv) It is established to the satisfaction of a Plan Representative that the consent required by Subparagraph (i) above may not be obtained because there is no Spouse, because the Spouse cannot be located, or because of such other circumstances as may be set forth in regulations under Code Section 417(a)(2).

     For purposes of this Paragraph (b), "Plan Representative" shall mean the person or persons designated by the Investment Advisory Board to perform the duties specified herein.

          (c) Within a reasonable period of time before the Participant's Annuity Starting Date (and consistent with regulations under Section 417(a)(3)(A) of the Code) each Participant shall receive a written explanation of --

                    (i) The terms and conditions of the Qualified Joint and Survivor Annuity,

                   (ii) The Participant's right to make, and the effect of, an election under Paragraph (a) above to waive the Qualified Joint and Survivor Annuity form of benefit,

                  (iii) The rights of the Participant's Spouse under Paragraph (b) above, and

                   (iv) The right to make, and the effect of, a revocation of an election under Paragraph (a) above.

          (d) Each Participant shall receive, within the Applicable Election Period, a written explanation with respect to the Qualified Preretirement Survivor Annuity comparable to that required under Paragraph (c) above.

9.5  Lump Sum Distributions.

          (a) Notwithstanding the preceding provisions of this Article IX, if the present value of the Participant's Vested Interest in his benefit (payable in either the Qualified Joint and Survivor Annuity or in the Qualified Preretirement Survivor Annuity) does not exceed thirty-five hundred dollars ($3,500), the benefit shall be paid in a single lump sum determined in accordance with the rules of Section 8.5.

          (b) However, no lump sum benefit shall be paid after the Participant's Annuity Starting Date, unless the Participant and his Spouse (or where the Participant has died, his Surviving Spouse, consent in writing to such distribution.

          (c) The Participant's Vested Interest may be paid in a lump sum if--

                    (i) The present value of the Participant's Vested Interest in his benefit exceeds thirty-five hundred dollars ($3,500), and

                    (ii) The Participant and the Spouse of the Participant consent in writing to the distribution not earlier than ninety (90) days prior to the distribution.


                               ARTICLE X
                          TOP-HEAVY PLAN RULES

10.1 Applicability. Notwithstanding any provision in this Plan to the contrary, the provisions of this Article X shall apply in the case of any Plan Year in which the Plan is determined to be a Top-Heavy Plan.

10.2  Special Valuation Rules.

     (a)  For purposes of determining--

                    (i) The present value of the cumulative accrued benefit of any Employee, or

                   (ii)  The amount of the account balance of any Employee,

     such present value or amount shall be increased by the aggregate distributions made with respect to the Employee under the plan during the five (5) year period ending on the Determination Date. The preceding rule shall also apply to distributions under a terminated plan that, if it had not been terminated, would have been required to be included in the Aggregation Group that includes the Plan.

          (b) Any Rollover Contribution or similar transfer initiated by the Employee and made after December 31, 1983 to a plan shall not be taken into account with respect to the transferee plan for purposes of determining whether the plan is a Top-Heavy Plan (or whether any Aggregation Group which includes the plan is a Top-Heavy Group).

          (c)  If any individual--

                    (i) Is a Non-Key Employee with respect to any plan for any plan year, but the individual was a Key Employee with respect to the plan for any prior plan year, or

                   (ii) Has not performed any services for the Company or an Affiliated Company at any time during the five (5) year period ending on the Determination Date,

     any accrued benefit for the individual (and the account balance of the individual) shall not be taken into account for purposes of determining whether or not the plan is a Top-Heavy Plan.

10.3 Minimum Contributions. For each Plan Year in which the Plan is Top-Heavy, the minimum contributions for that year shall be determined in accordance with the rules of this Section 10.3.

          (a) Except as provided below, the minimum contribution for each Participant who is a Non-Key Employee who is employed on the last day of the Plan Year shall be not less than three percent (3%) of his Compensation, regardless of the number of Hours of Service he completes that Plan Year or his level of Compensation.

          (b) The minimum required contribution under Paragraph (a) above shall be reduced by the Company contributions and forfeitures allocated to the Participant in any other defined contribution plan included in the Aggregation Group that includes the Plan. For this purpose, Company contributions shall not include any salary reduction contributions made on behalf of a Non-Key Employee to a qualified cash or deferred arrangement as described in Code Section 401(k).

          (c) Subject to the following rules of this Paragraph (c), the percentage set forth in Paragraph (a) above shall not be required to exceed the percentage at which contributions (including any Deferred Wage Contributions) are made under the Plan for the year for the Key Employee for whom the percentage is the highest for the year.

                    (i) For purposes of this Paragraph (c), all defined contribution plans required to be included in an Aggregation Group shall be treated as one plan.

                   (ii) The rules of this Paragraph (c) shall not apply to any plan required to be included in an Aggregation Group if the plan enables a defined benefit plan to meet the requirements of Code Sections 401(a)(4) or 410.

          (d) The requirements of this Section 10.3 must be satisfied without taking into account contributions under chapters 2 or 21 of the Code, title II of the Social Security Act, or any other Federal or State law.

          (e) In the event a Participant is covered by both a defined contribution and a defined benefit plan maintained by the Company, both of which are determined to be Top-Heavy, the minimum benefit shall be provided under this Plan, which shall be a contribution of at least five percent (5%) of Compensation.

10.4  Maximum Annual Addition.

          (a) Except as set forth below, in the case of any Top-Heavy Plan, the rules of Sections 15.4(b)(ii) and 15.4(c)(ii) shall be applied by substituting "1.0" for "1.25".

          (b) The rule set forth in Paragraph (a) above shall not apply if the requirements of both Subparagraphs (i) and (ii) are satisfied.

                    (i) The requirements of this Subparagraph (i) are satisfied if the Plan would not be a Top-Heavy Plan if "ninety percent (90%)" were substituted for "sixty percent (60%)" each place it appears in Section 2.50.

                   (ii) The requirements of this Subparagraph (ii) are satisfied if the required minimum contribution under Section 10.3(a) above would be satisfied if it were applied by substituting "four percent (4%)" for "three percent (3%)" each place it appears therein. Notwithstanding the provisions of the preceding sentence, in the case of an Employee covered by both this Plan and a Top-Heavy defined benefit plan maintained by the Company or an Affiliated Company, the minimum contribution/benefit shall be provided solely under this Plan, which shall be applied by substituting "seven and one-half percent (7-1/2%)" for "three percent" each place it appears in Section 10.3(a).

          (c) The rules of Paragraph (a) shall not apply with respect to any Employee for any Plan Year as long as there are no--

                    (i) Annual Additions allocated to the Employee under a defined contribution plan maintained by the Company or an Affiliated Company, or

                   (ii) Accruals by the Employee under a defined benefit plan maintained by the Company or an Affiliated Company.

10.5  Vesting Rules.

          (a) In the event that the Plan is determined to be a Top-Heavy Plan, then the vesting schedule of the Plan (with respect to all benefits earned under the Plan) must be changed to that set forth below, (if more rapid than that set forth in Article VII).

             Years of Service	              Nonforfeitable Percentage

                    2                                 20%
                    3                                 40%
                    4                                 60%
                    5                                 80%
                    6 or more                        100%

          (b) The vesting schedule of Paragraph (a) above shall apply, notwithstanding the Participant's withdrawal of any mandatory contributions.

          (c) In the event the Plan ceases to be Top-Heavy, the Plan's vesting schedule may be changed only in accordance with Code
     Section 411(a)(10).

10.6 Non-Eligible Employees. The rules of Sections 10.3, 10.4, and 10.5 shall not apply to any Employee--

          (a) Included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and one or more employers, if there is evidence that retirement benefits were the subject of good faith bargaining between the Employee representatives and the Company, or

          (b)  Whose employment was terminated before the Plan became
     Top-Heavy.


                              ARTICLE XI
                       INVESTMENT ADVISORY BOARD

11.1 Membership. An Investment Advisory Board consisting of such number of persons as determined by the Chief Executive Officer of Fort Howard Corporation shall be appointed by the Chief Executive Officer of Fort
Howard Corporation. The Secretary of Fort Howard Corporation shall certify to the Trustee from time to time the appointment to (and termination of) office of each member of the Investment Advisory Board and the person who is selected as secretary of the Investment Advisory Board.

11.2 General Powers, Rights and Duties. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Investment Advisory Board elsewhere in the Plan and the Trust, the Investment Advisory Board shall have the following discretionary powers, rights and duties:

          (a) To select a secretary, if it believes it advisable, who may but need not be a member of the Investment Advisory Board.

          (b) To determine all questions arising under the Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions.

          (c) To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan as are consistent with the Plan and Trust.

          (d) To enforce the Plan in accordance with the terms of the Plan and the Trust and the rules and regulations adopted by the Investment Advisory Board as above.

          (e) To direct the Trustee as respects payments or distributions from the Trust Fund in accordance with the provisions of the Plan.

          (f) To furnish the Company with such information as may be required by it for tax or other purposes in connection with the Plan.

          (g) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Fort Howard Corporation) and to allocate or delegate to them such powers, rights and duties as the Investment Advisory Board may consider necessary or advisable to properly carry out administration of the Plan, provided that such allocation or delegation and the acceptance thereof by such agents, attorneys, accountants, actuaries or other persons, shall be in writing.

11.3 Manner of Action. During a period in which two or more members of the Investment Advisory Board are acting, the following provisions apply where the context admits:

          (a) A member of the Investment Advisory Board by writing may delegate any or all of his rights, powers, duties and discretions to any other member, with the consent of the latter.

          (b) The members of the Investment Advisory Board may act by meeting or by writing signed without meeting, and may sign any document by signing one document or concurrent documents.

          (c) An action or a decision (which may be taken without a meeting) of a majority of the members of the Investment Advisory Board as to a matter shall be as effective as if taken or made by all members of the Investment Advisory Board.

          (d) If, because of the number qualified to act, there is an even division of opinion among the members of the Investment Advisory Board as to a matter, a disinterested party selected by the Investment Advisory Board shall decide the matter and his decision shall control.

          (e) Except as otherwise provided by law, no member of the Investment Advisory Board shall be liable or responsible for an act or omission of the other members of the Investment Advisory Board in which the former has not concurred.

          (f) The certificate of the secretary of the Investment Advisory Board or of a majority of the members of the Investment Advisory Board that the Investment Advisory Board has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

11.4 Interested Member. If a member of the Investment Advisory Board also is a Participant in the Plan, he may not decide or determine any matter or question concerning distributions of any kind to be made to him or the nature or mode of settlement of his benefits unless such decision or determination could be made by him under the Plan if he were not serving on the Investment Advisory Board.

11.5 Resignation or Removal of Members. A member of the Investment Advisory Board may be removed by the Chief Executive Officer of Fort Howard Corporation at any time. A member of the Investment Advisory Board may resign at any time. The Chief Executive Officer of Fort Howard Corporation may fill any vacancy in the membership of the Investment Advisory Board. The Chief Executive Officer of Fort Howard Corporation shall give prompt written notice thereof to the other members of the Investment Advisory Board. Until any such vacancy is filled, the remaining members may exercise all of the powers, rights and duties conferred on the Investment Advisory Board.

11.6 Expenses. All costs, charges and expenses reasonably incurred by the Investment Advisory Board will be paid from the Trust Fund or by Fort Howard Corporation, as directed by the Investment Advisory Board.
     No compensation will be paid to a member of the Investment Advisory Board as such.

11.7 Information Required. Each person entitled to benefits under the Plan must file with the Investment Advisory Board from time to time in writing such person's post office address and each change of post office address. Any communication, statement or notice addressed to any person at the last post office address filed with the Investment Advisory Board will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Investment Advisory Board with such documents, evidence, data or information as the Investment Advisory Board considers necessary or desirable for the purpose of administering the Plan. The Company shall furnish the Investment Advisory Board with such data and information as the Investment Advisory Board may deem necessary or desirable in order to administer the Plan. The records of the Company as to an Employee's or Participant's period of employment, Hours of Service, Severance and the reason therefor, Leave of Absence, reemployment and Compensation will be conclusive on all persons unless determined to the Investment Advisory Board's satisfaction to be incorrect.

11.8 Uniform Rules. The Investment Advisory Board shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all persons similarly situated.

11.9 Review of Benefit Determinations. The Investment Advisory Board will provide notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan is denied and the Investment Advisory Board shall afford such Participant or Beneficiary a full and fair review of its decision if so requested.

11.10 Final Decision. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Investment Advisory Board made by the Investment Advisory Board in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Investment Advisory Board shall make such adjustment on account thereof as it considers equitable and practicable.


                              ARTICLE XII
                   MERGER OF COMPANY, MERGER OF PLAN

12.1  Effect of Reorganization or Transfer of Assets.

          (a) In the event of a consolidation, merger, sale, liquidation, or other transfer of substantially all of the operating assets of the Company to any other company, the ultimate successor or successors to the business of the Company shall automatically be deemed to have elected to continue this Plan in full force and effect, in the same manner as if the Plan had been adopted by resolution of its board of directors.

          (b) The presumption set forth in Paragraph (a) above shall not apply if the successor, by resolution of its board of directors, elects not to so continue this Plan in effect. In such a case, the Plan shall terminate as of the effective date set forth in the board resolution.

12.2  Plan Merger Restriction.

          (a) This Plan shall not merge or consolidate with, or transfer its assets and/or liabilities to any other plan unless each affected Participant in this Plan would receive a benefit immediately after the merger, consolidation, or transfer (if the Plan then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

          (b) Provided the requirements set forth in Paragraph (a) above are satisfied, the Investment Advisory Board may direct that the Plan may merge, consolidate with, or transfer its assets and/or liabilities to another tax-qualified retirement plan.


                              ARTICLE XIII
                            TERMINATION AND
                    DISCONTINUANCE OF CONTRIBUTIONS

13.1 Plan Termination.

          (a) The Company may terminate the Plan at any time by an instrument in writing executed in the name of the Company by an officer or officers duly authorized to execute such an instrument, and delivered to the Trustee.

          (b) The rights of all Employees to the balances in their Accounts as of the date of termination of the Plan, shall automatically become fully vested as of that date.

13.2 Discontinuance of Contributions. On and after the effective date of a discontinuance of Company Contributions, the rights of all Employees to the balances in their Accounts shall automatically become fully vested as of that date.

13.3 Replacement Plan. The provisions of Sections 13.1 and 13.2 shall not apply in the event that the Plan is replaced by a comparable plan.

13.4 Partial Termination.

          (a) In the event of a partial termination of the Plan within the meaning of Code Section 411(d)(3), all Employees affected by such event shall become fully vested as of that date.

          (b) This Section 13.4 is intended solely to meet the requirements of Code Section 411 and is not intended to create, nor shall it be construed as creating, any contractual rights whatsoever.


                              ARTICLE XIV
                       APPLICATION FOR BENEFITS

14.1 Application for Benefits.

          (a) The Investment Advisory Board may require any person claiming benefits under the Plan ("Claimant") to submit an application therefor, together with such other documents and information as the Investment Advisory Board may require.

          (b) Within ninety (90) days following receipt of the application and all necessary documents and information, the Investment Advisory Board's authorized delegate reviewing the claim shall furnish the Claimant with written notice of the decision rendered with respect to the application.

          (c) Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial ninety (90) day period.

                    (i) The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.

                   (ii) In no event shall the period of the extension exceed ninety (90) days from the end of the initial ninety (90) day period.

          (d) In the case of a denial of the Claimant's application, the written notice shall set forth:

                    (i)  The specific reasons for the denial;

                   (ii) References to the Plan provisions upon which the denial is based;

                  (iii) A description of any additional information or material necessary for perfection of the application (together with an explanation of why the material or information is necessary); and

                   (iv)  An explanation of the Plan's claim review procedure.

14.2 Appeals.

          (a) In order to appeal the decision rendered with respect to his application for benefits or with respect to the amount of his benefits, the Claimant must follow the appeal procedures set forth in this
     Section 14.2.

          (b)  The appeal must be made, in writing--

                    (i) In the case where the claim is expressly rejected, within sixty-five (65) days after the date of notice of the decision with respect to the application, or

                   (ii) In the case where the claim has neither been approved nor denied within the applicable period provided in Section 14.1 above, within sixty-five (65) days after the expiration of the period.

          (c) The Claimant may request that his application be given full and fair review by the Investment Advisory Board. The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.

          (d) The decision of the Investment Advisory Board shall be made promptly, and not later than sixty (60) days after the Investment Advisory Board's receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.

          (e) The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner designed to be understood by the Claimant, with specific reference to the pertinent Plan provisions upon which the decision is based.

14.3 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Article XIV.


                               ARTICLE XV
                      LIMITATIONS ON CONTRIBUTIONS

15.1 General Rule.

          (a) Notwithstanding anything to the contrary contained in this Plan, the total Annual Additions under this Plan to a Participant's Accounts for any Plan Year shall not exceed the lesser of:

                    (i) Thirty thousand dollars ($30,000) or such greater amount as may be permitted pursuant to Section 415(d)(1) of the Code ("Dollar Limitation"); or

                   (ii) Twenty-five percent (25%) of the Participant's annual Compensation ("Percentage Limitation").

          (b) Because the Limitation Year is also the Plan Year, in the case of a Plan Year of less than twelve (12) months duration, the Dollar Limitation shall be prorated by multiplying it by a fraction, the numerator of which is the number of months in the short Plan Year and the denominator of which is twelve (12).

          (c) The Dollar Limitation shall be adjusted annually by the Internal Revenue Service for increases in the cost of living, effective January 1 of the year for which the adjustment is made, which adjustment applies to the Limitation Year ending with or within that calendar year.

15.2 Definition of Compensation. The following definition of "Compensation" shall apply for purposes of this Article XV.

          (a)  A Participant's "Compensation" includes:

                    (i) His wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Company (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses);

                   (ii) Amounts described in Code Sections 104(a)(3) and 105(a) (relating to medical care), but only to the extent that these amounts are includable in the gross income of the Participant;

                  (iii) Amounts paid or reimbursed by the Company for moving expenses incurred by a Participant, but only to the extent that these amounts are not deductible by the Participant under Code
          Section 217; and

                   (iv) The amount includable in the gross income of the Participant upon making the election described in Code
          Section 83(b).

          (b)  A Participant's "Compensation" does not include:

                    (i) Contributions made by the Company to a plan of deferred compensation to the extent that, before the application of the limitations of this Article XV to that plan, the contributions are not includable in his gross income for the taxable year in which they were contributed;

                   (ii) Any distributions from a plan of deferred compensation, regardless of whether the amounts are includable in the gross income of the Participant when distributed. However, any amounts received by the Participant pursuant to an unfunded non-qualified plan shall be considered as Compensation for the year the amounts are includable in gross income;

                  (iii) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and

                    (v) Other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Participant).

15.3 Other Defined Contribution Plans. If the Company or an Affiliated Company is or was contributing to any other defined contribution plan, then the Participant's Annual Additions in the other plan shall be aggregated with the Participant's Annual Additions under this Plan for purposes of applying the limitations of this Article XV. This rule shall apply whether or not the plan has been terminated.

15.4 Defined Benefit Plans. If the Company or an Affiliated Company is or was contributing to a defined benefit plan, then in addition to the limitations contained in Section 15.1 of this Plan, the "Combined Plan Fraction" shall not exceed 1.0. This rule shall apply whether or not the plan has been terminated.

          (a) "Combined Plan Fraction" means a fraction determined in accordance with the provisions of Code Section 415(e) and the following rules. This fraction shall be the sum of the Defined Contribution Plan Fraction and the Defined Benefit Plan Fraction. In the event that the Combined Plan Fraction would exceed 1.0:

                    (i) The amount in the numerator of the Defined Contribution Plan Fraction shall be reduced in accordance with the applicable regulations; then, if necessary,

                   (ii) The limit otherwise applicable to the Participant under any or all defined benefit plans shall be accordingly reduced.

           (b) "Defined Contribution Plan Fraction" means a fraction determined in accordance with the provisions of Code Section 415(e) and the following rules with respect to the combined participation by a Participant in all defined contribution plans of the Company and all Affiliated Companies.

                    (i) The numerator of the fraction is the sum of all Annual Additions to the Participant's accounts under all such plans as of the close of the Plan Year.

                   (ii) The denominator of the fraction is the sum of the lesser of the following amounts determined separately with respect to the current Plan Year and each prior year of service:

                              (A)  The product of 1.25 multiplied by the
                    Dollar Limitation under Section 15.1(a)(i) in effect for that Plan Year; or

                              (B)  The product of 1.4 multiplied by the
                    Percentage Limitation under Section 15.1(a)(ii) with respect to the Participant for such Plan Year.

          (c) "Defined Benefit Plan Fraction" means a fraction determined in accordance with the provisions of Code Section 415(e) and the following rules with respect to the combined participation by a Participant in all defined benefit plans of the Company and all Affiliated Companies.

                    (i) The numerator of the fraction is the projected annual benefit of the Participant under all the plans (determined as of the close of the Plan Year).

                   (ii)  The denominator of this fraction is the lesser of:

                              (A)  The product of 1.25 multiplied by the
                    dollar limitation under Code Section 415(b)(1)(A) for the Plan Year; or

                              (B)  The product of 1.4 multiplied by the
                    percentage of compensation limitation under Code Section 415(b)(1)(B) with respect to the Participant for the Plan Year.

15.5 Adjustments for Excess Annual Additions. In the event the Annual Additions to a Participant's Accounts under this Plan would exceed the applicable limitations described in Sections 15.1 through 15.4, the excess amount shall be subject to the following rules.

          (a) If the Participant had made any after-tax contributions to the Plan or to any other defined contribution plan that is maintained by the Company or an Affiliated Company which would be aggregated with this Plan under Section 15.3 during the Plan Year, these contributions and the earnings thereon shall be returned to the Participant to the extent of any excess Annual Additions.

           (b) If excess Annual Additions remain, amounts which give rise to the excess Annual Additions under this Plan shall be transferred to a Suspense Account.

          (c) Any amounts held in the Suspense Account shall be allocated to the Accounts of Participants as of the next succeeding Valuation Date in accordance with the allocation formula provided in Section 6.2 on a first-in, first-out basis. However, this allocation shall only be made to those Participants who are employed by the Company on that date.

          (d) The Suspense Account shall be exhausted before any Company Contributions or Deferrals shall be allocated to the Accounts of Participants subsequent to the date on which the remaining excess described in Paragraph (b) is credited to the Suspense Account.

          (e) The Trustee shall segregate any amounts held in the Suspense Account from other assets of the Plan and may place the cash portions thereof in an interest-bearing account in any bank or savings and loan institution, including the Trustee's own banking department (if applicable). Any amounts held in the Suspense Account shall not participate in any allocation of Forfeitures, or net income or loss of other assets of the Trust Fund under Article VI.

          (f) In the event the Plan shall terminate at a time when all amounts in the Suspense Account have not been allocated to the Accounts of the Participants, the amounts in the Suspense Account shall be applied as follows:

                    (i) The amount in the Suspense Account shall first be allocated, as of the date of the termination of the Plan, to Participants on the same basis as specified in Paragraph (c) above, with the allocation to be made to the maximum extent permissible under the Annual Additions limitations of this Article XV; and

                   (ii) If after those allocations have been made, any further amounts remain in the Suspense Account, the residue shall revert to the Company in accordance with the applicable provisions of the Code.


                              ARTICLE XVI
                       RESTRICTION ON ALIENATION

16.1 General Restrictions Against Alienation. Benefits under the Plan may not be assigned or alienated. The preceding sentence shall not apply with respect to a "Qualified Domestic Relations Order" described below.

16.2 Definition. A "Qualified Domestic Relations Order" is a judgment, decree, or order (including approval of a property settlement agreement) that--

          (a) Creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Participant,

          (b) Relates to the provision of child support, alimony payments, or marital property rights to a Spouse, child, or other dependent of a Participant,

          (c) Is made pursuant to a State domestic relations law (including a community property law), and

          (d)  Clearly specifies:

                    (i) The name and last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the order (if the Plan Administrator does not have reason to know that address independently of the order);

                   (ii) The amount or percentage of the Participant's benefits to be paid to each Alternate Payee, or the manner in which the amount or percentage is to be determined;

                  (iii) The number of payments or period to which the order applies; and

                   (iv)  Each plan to which the order applies.

     For purposes of this Section 16.2, "Alternate Payee" means any Spouse, former Spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the benefits payable with respect to the Participant.

16.3 Impermissible Terms. A domestic relations order is not a Qualified Domestic Relations Order if it requires--

          (a) The Plan to provide any type or form of benefit, or any option not otherwise provided under the Plan,

          (b) The Plan to provide increased benefits (determined on the basis of actuarial value), or

           (c) The payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under a previous Qualified Domestic Relations Order.

16.4 Special Rule. Notwithstanding any other provisions of the Plan, benefits payable to an Alternate Payee under the terms of a Qualified Domestic Relations Order shall be paid immediately in a lump sum unless the terms of the Qualified Domestic Relations Order provide for another method or time of distribution, and such other method or time of distribution is otherwise provided under the Plan.

16.5 Procedures. In the case of any domestic relations order received by the Plan--

          (a) The Plan Administrator shall promptly notify the Participant and any Alternate Payee of the receipt of the order and the Plan's procedures for determining the qualified status of domestic relations orders, and

          (b) Within a reasonable period after the receipt of the order, the Plan Administrator shall determine whether or not the order is a Qualified Domestic Relations Order and shall notify the Participant and each Alternate Payee of the determination.

     The Plan Administrator shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under Qualified Domestic Relations Orders.

16.6 Segregation of Funds. During any period in which the issue of whether a domestic relations order is a Qualified Domestic Relations Order is being determined (by the Plan Administrator, by a court of competent jurisdiction, or otherwise), the Plan Administrator shall separately account for the amounts which would have been payable to the Alternate Payee during the period if the order had been determined to be a Qualified Domestic Relations Order.

          (a) If within the eighteen (18) month period beginning with the date on which the first payment would be required to be made under the domestic relations order, the order (or modification thereof) is determined to be a Qualified Domestic Relations Order, the Plan Administrator shall pay the segregated amounts (including any interest thereon) to the person or persons entitled thereto.

          (b) If within the eighteen (18) month period beginning with the date on which the first payment would be required to be made under the domestic relations order--

                    (i) It is determined that the order is not a Qualified Domestic Relations Order, or

                   (ii) The issue as to whether the order is a Qualified Domestic Relations Order is not resolved,

     then the Plan Administrator shall pay the segregated amounts (including any interest thereon) to the person or persons who would have been entitled to the amounts if there had been no order, or restore the amount to the Participant's Account, whichever is applicable.

          (c) Any determination that an order is a Qualified Domestic Relations Order that is made after the close of the eighteen (18) month period shall be applied prospectively only.

16.7 Loans. No loans from the Trust Fund to any Participant, regardless of whether secured or unsecured, shall be permitted.


                             ARTICLE XVII
                              AMENDMENTS

17.1 Amendments. The Company may at any time, and from time to time, amend the Plan by an instrument in writing executed in the name of the Company by an officer or officers duly authorized to execute the instrument. However, except as permitted by law, no amendment shall be made at any time, the effect of which would be:

          (a) To cause any assets of the Trust Fund, at any time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries, to be used for or diverted to purposes other than--

                    (i) Providing benefits to the Participants and their Beneficiaries, and

                   (ii) Defraying reasonable expenses of administering the Plan;

          (b) To have any retroactive effect so as to decrease the accrued benefit of any Participant (within the meaning of Section 411(d)(6) of the Code); or

          (c) To increase or alter the responsibilities or liabilities of a Trustee or an Investment Manager without its written consent.

17.2 Effect of Amendments.

          (a) All amendments to the Plan are effective only on the date on which the amendments are adopted, unless a different effective date is expressly provided by resolution of the Board of Directors of the Company, or unless the amendment shall by its own express terms become effective at another date.

          (b) Further, unless and to the extent expressly stated to the contrary in the terms of any amendment, the amendment shall not be construed to enlarge the rights of any Participant whose Severance occurred prior to the effective date of the amendment.


                             ARTICLE XVIII
                         MISCELLANEOUS MATTERS

18.1 No Enlargement of Employee Rights.

          (a) This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Employee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee.

          (b) Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time.

          (c) No Employee shall have any right to or interest in any assets of the Plan, other than as specifically provided in this Plan.

18.2 Mailing of Payments.

          (a) All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to the last address of his Beneficiary).

          (b) Each Participant shall be responsible for furnishing the Investment Advisory Board with his correct current address and the correct current name and address of his Beneficiary.

18.3 Notices and Communications.

          (a) All applications, notices, designations, elections, and other communications from Participants shall be in writing, on forms prescribed by the Investment Advisory Board and shall be mailed or delivered to the office designated by the Investment Advisory Board, and shall be deemed to have been given when received by the office.

          (b) Each notice, report, remittance, statement and other communication directed to a Participant or Beneficiary shall be in writing and may be delivered in person or by mail. An item shall be deemed to have been delivered and received by the Participant three (3) days after the date when it is deposited in the United States Mail with postage prepaid, addressed to the Participant or Beneficiary at his last address of record with the Investment Advisory Board.

18.4 Interpretation.

          (a) Article and Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Article or Section.

          (b) Unless the context clearly indicates otherwise, masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

          (c) The provisions of this Plan shall in all cases be interpreted in a manner that is consistent with this Plan satisfying the applicable requirements of the Code and ERISA.

18.5 Withholding For Taxes. Any payments from the Plan may be subject to withholding for taxes as may be required by any applicable federal or state law.

18.6 Counterparts. This Plan document may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

18.7 Successors and Assigns. This Plan and the Trust established hereunder shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.